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                                                                  Exhibit (a)(9)


NATIONAL CITY                                          NATIONAL CITY CORPORATION
                                                                   P.O. Box 5756
                                                        Cleveland, OH 44101-0756

FOR INFORMATION CONTACT:                                            NEWS RELEASE

                       Thomas A. Richlovsky
                       Senior Vice President and Treasurer
                       (216) 575-2126

                       For Immediate Release

           NATIONAL CITY ANNOUNCES THAT IT WILL NOT INCREASE ITS OFFER
           -----------------------------------------------------------
       FOR THE 12% OF NATIONAL PROCESSING, INC. IT DOES NOT CURRENTLY OWN
       ------------------------------------------------------------------

         CLEVELAND, Ohio--July 23, 1999--National City Corporation (NYSE:NCC) today announced that it has no plans either to extend or to amend its tender offer for all the publicly traded outstanding common shares of National Processing, Inc. (NYSE:NAP) that it does not currently own. National City currently owns approximately 88% of National Processing, Inc.'s outstanding common shares.

         The current offer of $9.50 per share is conditioned upon acceptance by a majority of the outstanding shares not currently owned by National City Corporation, and will expire 12:00 midnight EDT July 26, 1999. Should the offer not be accepted by a majority of the shares not owned by National City, National City intends to terminate the offer without purchasing any shares pursuant to the offer. National City has no intention to increase its offer beyond $9.50 per share.

         National City Corporation is an $84 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois.



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